UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 27, 2001

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GLOBAL INDUSTRIES, LTD.

(Exact name of registrant as specified in its charter)
Louisiana (State or other jurisdiction of incorporation or organization)	2-56600 (Commission File Number)	72-1212563 (I.R.S. Employer Identification No.)

8000 Global Drive		70665
P.O. Box 442, Sulphur, LA (Address of principal executive offices)		70664-0442 (Zip code)

Registrant's telephone number, including area code: (337) 583-5000

Item 9. Regulation FD Disclosure

Set forth below are recent comments by William J. Doré, Chairman of the Board and Chief Executive Officer of Global Industries on the state of the industry and Global Industries:

As you know, the industry has not rebounded as expected but Global, and industry analysts, are optimistic that the slowdown is about over. We can see signs already. Backlog is increasing, work in Mexico looks promising, and there is an upturn in international opportunities. It's looking good.

In the Gulf of Mexico (GOM), the Chickasaw is preparing for the Amerada Hess' 6" pipeline installation in 1,125 feet of water in the Garden Banks area. Upon completion, the barge will execute the Walter Oil and Gas 4" pipeline installation at Ewing Bank 871. The Hercules was awarded work to assist with a blowout in the Brazos area for Applied Drilling Technologies. Upon completion of this work, the Hercules will begin her structural program consisting of various installations and salvages in the Gulf. Similarly, the Titan 2 will begin various salvages starting near the end of the month of July, and the Arapaho continues working in the Gulf on installations and salvages.

In GOM bids, the BP Mardi Gras proposal has been shortened to two lines of approximately 150 miles of 20", 28", and 30" pipelines, a change from the original request for approximately 250 miles. The Iroquois Gas Transmission bid proposal for 30 miles of 24" in Long Island Sound, New York is currently in process and will be submitted soon.

Coastal is performing a lay and bury of 11,000 feet of 8" riser to a subsea tie-in for Gryphon Exploration at High Island 52 in 45 feet of water with the Sea Constructor.

Special Services is seeing a tight market with heavy demand for liftboat services. Boat utilization is high.

Global Divers supported the Monitor engine recovery and saw the engine transported to shore. Diving work continues in artifact recovery and will be complete in late July. The Pioneer completed Newfield Exploration risers at Main Pass 259 and is currently mobilizing to install Walter Oil & Gas risers and tie-ins at Mississippi Canyon 365. The Sea Lion continues to tie-in pipeline for Chevron in West Delta 109. Diving inspections include platform work at Samedan, Amerada Hess, and Nexen.

In Mexico, Global continues to anticipate an award including installation of pipeline with associated crossings; this will be in addition to the Pemex EPC83 Project previously awarded. The Hercules has completed its work with Heerema ahead of schedule and has moved to Brazos in the Gulf of Mexico.

Global was pre-qualified by TECHINT of Buenos Aires, Argentina for the bidding of the OCP Pipeline project in Esmeraldas, Ecuador. The project will consist of the installation of two 36" crude oil loading lines - 8 kilometers each in length - with a Pipeline End Manifold and Single Point Mooring Buoy at each end. The request for proposal is expected to be released in November 2001 and the work scheduled to start in the fall of 2002.

In Asia/Pacific, Global is in negotiations for a project to lay 4.2 miles of 8" pipeline and install a three-pile platform for Petronas Carigali in the Samarang area in Malaysia. The DLB 332 will perform the work if the negotiations are completed satisfactorily. There are eight major bids submitted including pipelay and installation of wellheads and platforms.

In West Africa, Global was awarded installation of a four-pile platform and jackets, pipelay of 4-16", and pipelay of 8.7 miles of 36" for Chevron Nigeria as part of the Escravos two-year contract. The Cheyenne and Navajo will perform the installations and pipelay. Global has five bids pending including a wellhead installation and pipelay for ExxonMobil Nigeria.

This report is being furnished in accordance with Rule 101(e)(1) under Regulation FD and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This report contains forward-looking information about the Company's business and prospects based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company's ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INDUSTRIES, LTD.

By: /s/ TIMOTHY W. MICIOTTO

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Timothy W. Miciotto

Vice President/ Chief Financial Officer

Dated: July 27, 2001